UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

Coherix, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10918

Delaware	38-3693744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3980 Ranchero Dr. Ann Arbor, Michigan (Address of principal executive offices)	48108 (Zip Code)

(734) 922-4073
Registrant’s telephone number, including area code

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

Item 7. FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of

Coherix, Inc.

We have audited the accompanying consolidated financial statements of Coherix, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

1

To the Board of Directors and Stockholders of

Coherix, Inc.

Page Two

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coherix, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company had a working capital deficiency of $15,777,749 and stockholders’ deficit of $17,828,865 at December 31, 2018. As discussed in Note 1 to the consolidated financial statements, while the Company has instituted measures to preserve cash and secure additional financing, there are uncertainties as to the future success of such measures. Management has stated that the combination of these uncertainties raises substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ UHY LLP

Farmington Hills, Michigan

June 10, 2019

2

COHERIX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS

CURRENT ASSETS
Cash	$236,084	$900,660
Accounts receivable
Trade, net	2,197,468	1,522,343
Related party, net	247,480	362,450
Inventories, net	2,124,049	1,059,105
Prepaid expenses and other	300,156	110,987
Total current assets	5,105,237	3,955,545

PROPERTY AND EQUIPMENT, NET	270,183	93,607

OTHER ASSETS
Notes receivable – related parties	1,142,853	1,140,353
Accrued interest receivable – related parties	299,000	295,803
Advance to establish Chinese subsidiary	–	505,275
Deposits	233,970	181,470
Deferred offering costs	271,844	–
Intangible assets, net	–	893

Total other assets	1,947,667	2,123,794

TOTAL ASSETS	$7,323,087	$6,172,946

See notes to consolidated financial statements.

3

COHERIX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2018	2017
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Lines of credit	$2,534,896	$1,653,997
Current portion of long-term debt	6,546,154	5,192,588
Current portion of deferred compensation	2,722,865	2,920,546
Current portion of capital lease obligations	254,873	145,545
Accounts payable – trade	332,137	174,464
Accounts payable – related party	165,412	185,076
Current portion of accrued interest	6,953,931	6,709,459
Deposits	103,390	38,420
Preferred dividends payable	849,963	864,648
Other accrued liabilities	419,365	440,905

Total current liabilities	20,882,986	18,325,648

LONG-TERM LIABILITIES
Long-term debt, less current portion	3,796,431	6,713,071
Accrued interest, less current portion	–	216,263
Capital lease obligations, less current portion	472,535	412,390

Total long-term liabilities	4,268,966	7,341,724

Total liabilities	25,151,952	25,667,372

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 30,000,000 authorized, and 13,156,995 and 12,973,604 shares issued and outstanding, respectively	13,157	12,974
Additional paid-in capital	37,508,015	35,164,347
Accumulated deficit	(55,335,438)	(54,690,105)
Accumulated other comprehensive income (loss), net of income taxes of $-0-	(14,599)	18,358

Total stockholders’ deficit	(17,828,865)	(19,494,426)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$7,323,087	$6,172,946

See notes to consolidated financial statements.

4

COHERIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

  AND COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2018	2017
Net revenue
Product revenue	$7,185,492	$5,552,663
Licensing revenue	4,178,580	3,573,960
Other	266,315	257,243

Total net revenue	11,630,387	9,383,866

Cost of product revenue	2,808,225	2,201,011

Gross profit	8,822,162	7,182,855

Operating expense	7,953,217	5,749,249

Income from operations	868,945	1,433,606

Other income (expense):
Interest income	3,198	1,565
Interest expense	(1,540,419)	(1,251,772)
Other income, net	21,432	113,143
Net gain (loss) on foreign currency transactions	1,511	(3,292)

Total other expense, net	(1,514,278)	(1,140,356)

Income (loss) before income tax	(645,333)	293,250

Income tax expense	–	–

Net income (loss)	$(645,333)	$293,250

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share attributable to common stockholders of Coherix, Inc.	$(0.05)	$0.01
Diluted earnings (loss) per share attributable to common stockholders of Coherix, Inc.	$(0.05)	$0.01

Weighted-average common shares outstanding
Basic	13,093,838	9,651,443
Diluted	13,093,838	11,357,258
Dividends declared per common share	$–	$–

COMPREHENSIVE INCOME (LOSS)

Net income (loss)	$(645,333)	$293,250
Foreign currency translation adjustment, net of income taxes of $-0-	(32,957)	21,127

COMPREHENSIVE INCOME (LOSS)	$(678,290)	$314,377

See notes to consolidated financial statements.

5

COHERIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

Years Ended December 31, 2018 and 2017

							Accumulated
	Series A Convertible						Other Comprehensive
	Preferred Stock		Common Stock		Additional		Income	Total
	Number		Number		Paid-in	Accumulated	(Loss), Net of	Stockholders'
	of Shares	Amount	of Shares	Amount	Capital	Deficit	Income Taxes	Deficit

Balance, January 1, 2017	370,988	$371	9,355,276	$9,355	$28,807,834	$(53,778,107)	$(2,769)	$(24,963,316)

Share-based compensation	–	–	–	–	490,477	–	–	490,477

Conversion of preferred stock to common stock	(370,988)	(371)	1,483,952	1,484	(1,113)	–	–	–

Issuance of common stock	–	–	101,816	102	508,996	–	–	509,098

Exercise of stock options	–	–	633,552	634	157,754	–	–	158,388

Conversion of debt and accrued interest into common stock	–	–	1,399,008	1,399	5,200,399	–	–	5,201,798

Preferred stock dividends declared	–	–	–	–	–	(1,205,248)	–	(1,205,248)

Net income	–	–	–	–	–	293,250	–	293,250

Foreign currency translation adjustment, net of income taxes of $-0-	–	–	–	–	–	–	21,127	21,127

Balance, December 31, 2017	–	–	12,973,604	12,974	35,164,347	(54,690,105)	18,358	(19,494,426)

Share-based compensation	–	–	–	–	866,670	–	–	866,670

Warrants issued to extend the maturity date of certain long-term debt or in conjunction with issuance of new long-term debt	–	–	–	–	1,059,007	–	–	1,059,007

Exercise of stock options	–	–	72,204	72	17,979	–	–	18,051

Conversion of accrued interest into common stock	–	–	48,387	48	164,575	–	–	164,623

Exercise of warrants	–	–	62,800	63	235,437	–	–	235,500

Net loss	–	–	–	–	–	(645,333)	–	(645,333)

Foreign currency translation adjustment, net of income taxes of $-0-	–	–	–	–	–	–	(32,957)	(32,957)

Balance, December 31, 2018	–	$–	13,156,995	$13,157	$37,508,015	$(55,335,438)	$(14,599)	$(17,828,865)

See notes to consolidated financial statements.

6

COHERIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2018	2017
OPERATING ACTIVITIES
Net income (loss)	$(645,333)	$293,250
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	153,785	47,895
Share-based compensation	866,670	490,477
Amortization of debt issuance costs	235,293	–
Net unrealized loss on foreign currency transactions	5,273	20,550
Forgiveness of accrued interest	–	(17,502)
Changes in assets and liabilities:
Accounts receivable	(574,301)	(1,036,168)
Inventories	(1,239,436)	(188,003)
Prepaid expenses and other current assets	34,453	61,533
Accrued interest receivable	(3,197)	3,321
Deposits	–	51,440
Accounts payable	142,223	(135,179)
Accrued interest payable	199,057	329,601
Other accrued liabilities and deposits	48,323	(72,844)
Deferred compensation	(196,494)	8,132

Net cash used in operating activities	(973,684)	(143,497)

INVESTING ACTIVITIES
Cash assumed upon taking control of Chinese subsidiary	505,275	–
Advance to establish Chinese subsidiary	–	(505,275)
Purchase of property and equipment	(179,196)	(3,574)

Net cash provided by (used in) financing activities	326,079	(508,849)

FINANCING ACTIVITIES
Net borrowings under line of credit agreements	980,899	701,121
Payments on long-term debt	(1,080,086)	(600,515)
Proceeds from issuance of long-term debt	470,000	760,275
Deferred offering costs	(271,844)	–
Proceeds from exercise of stock options for common stock	14,364	19,858
Payment of accrued preferred dividends	(14,685)	–
Changes in restricted cash and cash equivalents	–	209,520
Proceeds from capital leasing financing	244,188	199,621
Payments on capital lease obligations	(355,527)	(209,362)

Net cash provided by financing activities	(12,691)	1,080,518

Effect of exchange rate changes on cash	(4,280)	2,282

NET CHANGE IN CASH	(664,576)	430,454

CASH, Beginning of Year	900,660	470,206

CASH, End of Year	$236,084	$900,660

See notes to consolidated financial statements.

7

COHERIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years ended December 31,
	2018	2017
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,106,069	$922,171
Income taxes	$–	$–

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES
Conversion of long-term debt and accrued interest into common stock	$164,623	$5,201,798
Long-term debt and accrued interest used to exercise warrants	$235,500	$–
Debt issuance costs recorded upon issuance of warrants to extend the maturity date of certain long-term debt or in conjunction with issuance of new long-term debt	$1,059,007	$–
Preferred dividends payable used to purchase common stock	$–	$340,600
Notes receivable issued to exercise stock options for common stock	$2,500	$203,940
Issuance of term notes in lieu of accrued interest	$–	$14,602
Deferred compensation used to purchase common stock or exercise stock options for common stock	$1,187	$39,674
Deferred compensation used to pay off note receivable	$–	$20,000
Common stock issued to pay accrued interest	$–	$63,415
Inventory that was transferred to equipment and placed in service as demo units	$154,779	$–

See notes to consolidated financial statements.

8

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 1 – BUSINESS AND OPERATIONS

Coherix, Inc. and Subsidiaries (the “Company”) is primarily engaged in the design and manufacturing of 3-D vision products for the automotive and semiconductor industries in North America, Europe, and Asia. Among the products offered, the Company produces digital holographic imaging and 3-D imaging technologies and related equipment that provide “on-the-fly” measurements within very tight tolerances.

The Company has incurred historical losses, and current liabilities exceed current assets at December 31, 2018, with the majority of the current liabilities tied to maturing long-term notes which have been a primary funding mechanism. The Company’s revenue increased significantly, but incurred a net loss as operating expenses were impacted by the startup of the new operations in China, increased wages and share-based compensation, and additional headcount in the U.S. during the year ended December 31, 2018.

On November 5, 2018, the Company filed an offering statement on Form 1-A with the Securities Exchange Commission (“SEC”) with respect to an offering (the “Offering”) of up to $15 million in common shares for a price of $6.00 per share. The offering statement was qualified by the SEC on February 11, 2019.

As of December 31, 2018, the Company holds certain liabilities that are in default or otherwise past due. These unsecured liabilities include a note payable, convertible notes payable, deferred compensation owed to employees, and accrued interest due to creditors and employees related to the aforementioned liabilities, all of which total approximately $13,540,000. Given the nature of these obligations, the Company has previously been successful in extending the maturity dates of these various instruments in order to avoid immediate payment. As these items are unsecured, the Company does not anticipate that the creditors would take any action against the Company.

While the Company has instituted measures to preserve cash and secure additional financing, there are uncertainties as to the success of such measures. Management realizes that the combination of these uncertainties casts substantial doubt upon the Company’s ability to continue as a going concern within one year from issuance of these financial statements. In response, the Company plans to:

1.	Continue the recent initiatives to generate profitable growth leading to positive operating cash flow generation
2.	Continue to pursue opportunities to complete a new long-term debt facility with a portion of the funds anticipated to retire maturing long-term notes
3.	Conclude negotiations on a new $15 million long-term debt facility with at least $3.5 million to be used to retire maturing long-term notes
4.	Raise up to $15 million of equity capital through the Offering

Having considered the above, management of the Company continues using the going concern basis in preparing the consolidated financial statements.

9

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SummarY of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of Coherix, Inc., and its wholly-owned subsidiaries which include Coherix Asia Pte. Ltd., located in Singapore, Coherix Europe AB, located in Sweden, Coherix Europe GmbH, located in Germany, and Coherix China Inc., located in China. All significant intercompany balances, transactions and equity holdings have been eliminated in consolidation.

The consolidated financial statements for the years ended December 31, 2018 and 2017 include the operating results of Coherix, Inc. and its subsidiaries for the years ended December 31, 2018 and 2017, except for Coherix Europe AB which is only included through January 22, 2017, the date it was liquidated and dissolved, and Coherix China Inc. which is only included since March 20, 2018, the date on which ownership was transferred to the Company.

In December 2017, the Company executed a 4 for 1 split of its common stock. All periods presented reflect the effect of the stock split in share and per share amounts as noted throughout these consolidated financial statements.

Variable Interest Entity

The Company follows the guidance of accounting for variable interest entities (“VIE”s), which requires certain VIEs to be consolidated by the primary beneficiary of the entities. As of December 31, 2017, the Company’s management evaluated the relationship between the Company and Coherix China Inc. as discussed in Note 12. The Company concluded that it was not the primary beneficiary of Coherix China Inc. at December 31, 2017 as the Company lacked the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. At December 31, 2017, the agent owner held the power to direct all activities of the VIE. Therefore consolidation in the Company’s financial statements was not required. As discussed in Note 12, the Company provided implicit financial support to the VIE through the advance made to the agent of our local attorney.

Use of Estimates

Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments, generally with an original maturity of three months or less, to be cash equivalents.

10

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

The Company transacts business with companies on an open credit basis. The Company’s trade accounts receivable are generally uncollateralized. The Company carries its accounts receivable at invoiced amount. The Company's policy is not to accrue interest on past due accounts receivable. The Company periodically reviews accounts receivable for collectability and establishes reserves for accounts when the Company considers amounts uncollectible. Balances that remain outstanding after the Company has used reasonable collection efforts are written off. Trade accounts receivable are stated net of an allowance for doubtful accounts of $14,243 and $11,271 at December 31, 2018 and 2017, respectively. Related party accounts receivable are stated net of an allowance for doubtful accounts of $32,623 and $50,000 at December 31, 2018 and 2017, respectively.

Inventories

Inventories consist of components used in manufacturing and assembling machines and are stated at the lower of cost or net realizable value with cost being determined using the first-in, first-out method. Maintenance, operating and office supplies are not inventoried, but are charged to expense when purchased. Management has deemed it impracticable to track inventories by classes of raw materials, work-in-process and finished goods. The reserve for potentially obsolete inventory totaled $63,420 and $63,183 as of December 31, 2018 and 2017, respectively.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. For financial statement reporting purposes, property and equipment are depreciated over estimated useful lives ranging from 3 to 7 years, with the exception of leasehold improvements which are amortized over the shorter of the life of the related lease or the useful life, all using the straight-line method of depreciation. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and maintenance expenditures are charged to expense in the years incurred. Upon sale, disposal, and retirement of property and equipment, the cost and accumulated depreciation and amortization are written off and any gain or loss is included in earnings.

Intangible Assets

The Company amortizes its intangible assets with finite lives on a straight-line basis over their estimated useful lives. The Company’s intangible assets consist of software and patents and are amortized over 10 and 15 years, respectively.

11

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets

Long-lived assets, such as property and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairments recognized during the years ended December 31, 2018 and 2017.

Income Taxes

Deferred income tax assets and liabilities are classified as noncurrent and are recorded for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets when the Company is unable to conclude that realization of the deferred tax assets is more likely than not.

The benefit of an uncertain tax position is recognized in the financial statements if it meets a minimum recognition threshold. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more-likely-than-not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. In a case where interest or penalties are incurred, the Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. At December 31, 2018 and 2017, there were no uncertain tax positions for which a reserve or liability is necessary.

At December 31, 2018 and 2017, there were no undistributed earnings of foreign subsidiaries as Coherix Asia Pte. Ltd., Coherix Europe GmbH, and Coherix China Inc., each had an accumulated deficit. Coherix Europe AB was dissolved in early 2017.

Revenue Recognition

The Company recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee if fixed or determinable, and collectability is probable. In instances where a product has to be completed based on customer specifications, revenue is deferred until tested and approved by the customer. Service and machine rental revenue is generally recognized once services are performed or based on the rental term. Cash payments received in advance for product sales are recorded as customer deposits. Cash payments received in advance for services or machine rental are recorded as deposits.

12

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

In the case of contracts with milestones, the Company has an accounting policy of recognizing revenue for contingent consideration earned from the achievement of a substantive milestone in its entirety in the period in which the substantive milestone is achieved. Substantive milestone payments are recognized upon achievement of the milestone only if all of the following conditions are met: the milestone payment relates solely to past performance, the milestone payments are non-refundable; achievement of the milestone involves a degree of risk and was not reasonably assured at the inception of the arrangement; substantive effort is involved in achieving the milestone; the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone; and a reasonable amount of time passes between the execution of the contract and the first milestone payment as well as between each subsequent milestone payment. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as the performance obligations are completed.

The Company also has a revenue licensing agreement for usage of certain intellectual property. Licensing revenue from the usage of the intellectual property is recorded based upon a third party’s use of the property, on a licensing fee per item sold basis.

Shipping and Handling

The Company classifies amounts billed to customers in sales transactions related to shipping and handling as revenue, and costs incurred by the Company for shipping and handling as cost of revenue.

Research and Development

Research and development costs are charged to expense as incurred and amounted to approximately $1,391,000 and $1,385,000 for the years ended December 31, 2018 and 2017, respectively.

Share-Based Compensation

Share-based compensation represents the cost related to stock-based awards granted to employees or consultants. The Company measures share-based compensation based on the estimated fair value of the award on the grant date, which is recognized as expense on a straight-line basis over the requisite service period for awards that vest over time. The Company estimates the fair value of stock options using the Black-Scholes valuation model.

Foreign Currency Translation and Transactions

Coherix Asia Pte. Ltd., which is located and operates in Singapore, keeps its books and records in U.S. Dollars (“USD”) as its functional currency is the USD. Currency transaction gains or losses are generally derived from cash, receivables and payables that are stated in a currency other than USD, and are recognized as income or expense.

13

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation and Transactions (Continued)

Coherix Europe AB, which was located and operated in Sweden, kept its books and records in Swedish Krona (“SEK”), Coherix Europe GmbH, which is located and operates in Germany, keeps its books and records in the euro (“EUR”), and Coherix China Inc., which is located and operates in China, keeps its books and records in the Chinese Renminbi (“RMB”). The functional currency of Coherix Europe AB is the SEK, Coherix Europe GmbH is the EUR, and Coherix China Inc. is the RMB, the currency of the primary economic environment in which each respective subsidiary operates. Accordingly, Coherix Europe AB’s, Coherix Europe GmbH’s, and Coherix China Inc.’s financial information is translated from SEK, EUR, and RMB, into USD. Assets and liabilities of each of these three entities are translated into USD based on each prevailing exchange rate at each respective balance sheet date. Revenue and expenses are translated into USD based on the average exchange rate for the respective periods. Cumulative translation adjustments are included as a separate component of stockholders’ deficit in accumulated other comprehensive income (loss). Currency transaction gains or losses are generally derived from cash, receivables and payables that are stated in a currency other than the local currency, and are recognized as income or expense.

Foreign Operations

Operations outside the United States of America are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

The consolidated financial statements include the operations of Coherix Asia Pte. Ltd., Coherix Europe AB, Coherix Europe GmbH, and Coherix China Inc., as described above. Included in the consolidated statements of operations and comprehensive income (loss) is net sales of approximately $1,683,000 and $1,075,000, and a net loss of approximately $643,000 and $115,000, for the years ended December 31, 2018 and 2017, respectively, which related to these foreign subsidiaries. The consolidated balance sheet included total assets of approximately $1,202,000 and $256,000 at December 31, 2018 and 2017, respectively, which related to these foreign subsidiaries.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as net income (loss) and all non-ownership changes in stockholders’ deficit. For the Company, comprehensive income (loss) for the years ended December 31, 2018 and 2017 consists of net income (loss) and the foreign currency translation adjustment.

14

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Computation of EPS

Basic and diluted earnings (loss) per share (“EPS”) are computed by dividing net income (loss) attributable to common stockholders by the weighted-average common shares outstanding in the period. Diluted EPS is computed by giving effect to all potentially dilutive securities that are outstanding, and excludes the effects of any potentially antidilutive securities. The number of shares related to options, warrants, and convertible debt included in diluted EPS is based on the treasury stock or if-converted methods, as applicable.

The Company had preferred shares that accrued preferred dividends in 2017. In the determination of 2017 EPS, net income available to common stockholders has been reduced by the amount of preferred dividends.

Recently Adopted Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-11, “Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 requires inventory be measured at the lower of cost or net realizable value and options that currently exist for market value be eliminated. ASU 2015-11 defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The Company adopted this guidance on January 1, 2017 on a prospective basis. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires companies to classify all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. This amendment was adopted on January 1, 2017 on a retrospective basis. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), which includes multiple amendments intended to simplify aspects of share-based payment accounting. Amendments to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, and forfeitures will be applied using a modified retrospective transition method through a cumulative-effect adjustment to equity as of the beginning of the period of adoption. Amendments to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement will be applied retrospectively, and amendments requiring the recognition of excess tax benefits and tax deficiencies in the income statement are to be applied prospectively. This ASU was adopted on January 1, 2017 and did not have a material impact on the Company’s consolidated financial statements.

15

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Adopted Accounting Pronouncements (Continued)

In May 2017, the FASB issued ASU 2017-09, “Compensation – Stock Compensation (Topic 718), Scope of Modification Accounting” (“ASU 2017-09”) which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. The new guidance will reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as modifications. ASU 2017-09 will be applied prospectively to awards modified on or after the adoption date. This ASU was adopted on January 1, 2018 and did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements – Not Yet Adopted

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The FASB has also issued a number of updates to this standard. For the Company, this standard is effective for the fiscal and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which requires that all leases be reflected on the balance sheet as assets and liabilities for the rights and obligations created by these leases. For the Company, ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2019. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements.

16

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements – Not Yet Adopted (Continued)

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments (Topic 230): Statement of Cash Flows” (“ASU 2016-15”), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. For the Company, ASU 2016-15 is effective for fiscal years and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements.

NOTE 3 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Years ended December 31,
	2018	2017
Basic earnings (loss) per share
Net income (loss)	$(645,333)	$293,250
Less: cumulative dividends on preferred stock	–	(193,414)

Net income (loss) attributable to common stockholders	$(645,333)	$99,836

Weighted-average common shares outstanding	13,093,838	9,651,443

Basic earnings (loss) per share	$(0.05)	$0.01

Diluted earnings (loss) per share
Net income (loss) attributable to common stockholders - diluted	$(645,333)	$99,836

Weighted-average common shares outstanding - basic	13,093,838	9,651,443
Dilutive effect of stock options, warrants, and convertible debt	–	1,705,815

Weighted – average common shares outstanding - diluted	13,093,838	11,357,258

Diluted earnings (loss) per share	$(0.05)	$0.01

There were 2,276,056 and 2,917,287 weighted-average shares of common stock equivalents related to stock options, warrants, convertible debt, and convertible preferred stock which are anti-dilutive and therefore are not included in the computation of the weighted-average number of diluted shares shown above for the years ended December 31, 2018 and 2017, respectively.

17

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 4 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31,
	2018	2017

Machinery and equipment	$861,895	$691,442
Computer equipment	225,541	212,535
Office furniture and equipment	193,744	152,929
Leasehold improvements	116,408	6,707

	1,397,588	1,063,613

Less: accumulated depreciation	1,127,405	970,006

Property and equipment, net	$270,183	$93,607

Depreciation and amortization expense charged to operations for the years ended December 31, 2018 and 2017 was $152,892 and $46,920, respectively.

NOTE 5 – NOTES RECEIVABLE – RELATED PARTIES

At December 31, 2018 and 2017, the Company had 33 notes receivable from stockholders with balances totaling $936,413. As these notes are no longer interest bearing, there was no interest income related to these notes for the years ended December 31, 2018 and 2017. These notes can be extended at the Company’s option and are classified as long-term assets. The Company has the ability, and intends to, offset these notes receivable with deferred compensation liabilities owed to these related parties. At December 31, 2018 and 2017, accrued interest receivable related to these notes amounted to $295,072.

At December 31, 2018 and 2017, the Company had 13 and 12 notes receivable from stockholders with balances totaling $206,440 and $203,940, respectively. These notes were entered into during 2018 and 2017. One of these notes totaling $90,000 bears no interest, and 12 of these notes totaling $116,440 bear interest at 2.75%. These notes can be extended at the Company’s option and are classified as long-term assets. The Company has the ability, and intends to, offset these notes receivable with deferred compensation liabilities owed to these related parties. At December 31, 2018 and 2017, accrued interest receivable related to these notes amounted to $3,928 and $731. Related party interest income from these notes amounted to $3,197 and $731 for the years ended December 31, 2018 and 2017, respectively.

NOTE 6 – DEFERRED OFFERING COSTS

During the year ended December 31, 2018, the Company incurred costs of $217,844 associated with the Offering as discussed in Note 1. These costs are capitalized as other assets at December 31, 2018. Upon completion of the Offering, these costs will be recorded as a reduction of offering proceeds, reducing additional paid-in capital.

18

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 7 – INTANGIBLE ASSETS, NET

Through a 2004 acquisition, the Company acquired assets which included $183,720 of intangible assets. Below is a summary of intangible assets:

	December 31,
	2018	2017

Software	$169,588	$169,588
Patents	14,132	14,132

	183,720	183,720

Less: accumulated amortization	183,720	182,827

Intangible assets, net	$–	$893

No significant residual value is estimated for these intangible assets. Amortization expense for the years ended December 31, 2018 and 2017 was $893 and $975, respectively.

NOTE 8 – LINES OF CREDIT

The Company is party to a credit agreement under which the Company may borrow up to $4,000,000. During 2018, the Company amended certain terms of this line and is now required to make monthly principal payments of $250,000 through September 2019. The Company may borrow on this line based on eligible accounts receivable, as defined in the credit agreement. The line is due on demand, with interest due monthly at prime plus 2% per annum, but never less than 7% (effective rate of 7.5% at December 31, 2018). The balance on the line was $2,534,896 and $1,519,997 at December 31, 2018 and 2017, respectively. The Company is required to pay an annual fee of 1% of the maximum allowable borrowings, a monthly maintenance fee ranging from 0.45% to 0.65% of the average outstanding monthly balance, an additional monthly maintenance fee of 0.55% of the average outstanding monthly balance of advances made on foreign accounts receivable, and a 2% fee of the maximum allowable borrowings in the event that Company decides to exit the agreement prior to two years from the date of the agreement. The Company is required to pay interest and monthly maintenance fees on a $750,000 minimum outstanding balance. This line of credit is personally guaranteed by the chief executive officer of the Company, who is also a stockholder of the Company. See Note 20 for additional discussion.

The Company also had a line of credit under credit agreements with three stockholders of the Company. The outstanding balance of the line at December 31, 2018 and 2017 was $-0- and $134,000, respectively.

Under this line of credit, draws can be made upon receipt of a purchase order from a customer or upon issuance of an invoice to a customer. The Company sends notice to each participant of its intent to borrow against each participant’s commitment to finance a particular purchase order or accounts receivable balance as defined in the credit agreement. Each participant confirms in writing its agreement to loan the amount set forth in the notice. Each participant can decline to loan the amount set forth in the notice. In the event of decline, the Company will immediately send notice to all participants that the participant has declined. The participants will then reach a mutual agreement to either have one or more of the other participants loan the declined amount, or move forward with the financing of the purchase order or accounts receivable balance without funding the declined amount.

19

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 8 – LINES OF CREDIT (Continued)

Within 10 days of payment in full of the purchase order or accounts receivable balance by the customer, the Company must repay principal and interest related to that purchase order or accounts receivable balance. In the event a customer defaults on payment or a purchase order was cancelled, the Company must repay the participants within sixty days of default or cancellation.

As of December 31, 2018 and 2017, the Company had available credit under this line of credit totaling $-0- and $16,000, respectively.

NOTE 9 – LONG-TERM DEBT

At December 31, 2018 and 2017, long-term debt consists of the following:

	December 31,
	2018	2017
Convertible notes payable with principal, and interest ranging from 4% to 10%, due at maturity. These convertible notes are all past due. Approximately 28% of these convertible notes are with related parties.	$1,497,087	$1,497,087

Note payable with principal payments of $200,000 plus 2.2% interest due quarterly starting December 31, 2015. The note is past due and in default.	1,973,627	1,973,627

Related party notes payable with principal balances due at maturity, and 10% interest payable at various times, depending on each respective note. These notes mature in 2019 and are unsecured.	151,389	601,389

Notes payable with 4% interest due quarterly for the first two years, and principal and interest due quarterly during years three through seven. Maturity dates range from July 2019 to January 2024. These notes are unsecured. Approximately 38% of these notes are with related parties.	407,856	827,706

Notes payable with the principal balances due at maturity, and 4% interest due quarterly. Maturity dates range from August 2018 to December 2020. At December 31, 2018, $500,000 of these notes were past due. These notes are unsecured. Approximately 20% of these notes are with related parties.	2,500,000	2,500,000

20

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 9 – LONG-TERM DEBT (Continued)

	December 31,
	2018	2017
Notes payable with the principal balances due at maturity, and 8% interest due monthly. These notes mature in 2021 and are unsecured. Approximately 80% of these notes are with related parties	3,230,365	2,509,000

Notes payable with either, principal payments due monthly and a balloon payment due at maturity, or the entire principal balance due at maturity. Interest at 10% is due monthly. These notes mature in 2019 and are unsecured. Approximately 89% of these notes are with related parties.	306,783	971,575

Related party notes payable with the principal balance due at maturity, and 16% interest due monthly. These notes mature in 2019 and are unsecured.	380,000	520,000

Note payable with principal payments due quarterly. Interest at 10% is due at maturity. The maturity date is September 2019. This note is collateralized by a licensing revenue contract.	454,747	505,275

Notes payable with the principal balances due at maturity and 10% interest due monthly. These notes mature in 2020. Approximately 79% of these notes are with related parties.	190,000	–

Note payable with monthly principal payments and 16% interest due monthly. This note matures in 2019 and is unsecured.	66,667	–

Related party note payable with principal payments and 8% interest due monthly. This note matures in 2021 and is unsecured.	7,778	–

	11,166,299	11,905,659
Less: unamortized debt issuance costs	(823,714)	–
	10,342,585	11,905,659
Less: current portion of long-term debt	(6,546,154)	(5,192,588)

	$3,796,431	$6,713,071

During the year ended December 31, 2018, the Company amended certain notes to extend the maturity dates of such notes that were coming due. During the year ended December 31, 2018, the Company also borrowed an additional $470,000 under new term notes. In conjunction with certain of these amendments and new term notes, the Company issued new warrants to purchase 592,298 shares of common stock with exercise prices ranging from $3.75 to $5.00 per share. All of these warrants now expire in 2021.

21

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 9 – LONG-TERM DEBT (Continued)

The fair value of these warrants totaled $1,059,007 which is accounted for as debt issuance costs and are recorded as a direct reduction of long-term debt. Amortization of these debt issuance costs totaled $235,293 for the year ended December 31, 2018.

In addition, during the year ended December 31 2018, term notes with balances totaling $235,500 were used to exercise 62,800 warrants, and a creditor with accrued interest totaling $164,623 converted the accrued interest into 48,387 common shares.

During the year ended December 31, 2017, in light of the Company’s inability to meet its long-term debt obligations, new promissory notes were issued in lieu of term notes and convertible notes with principal balances totaling $206,389 and the related accrued interest of $14,602.

During the year ended December 31, 2017, creditors with convertible notes and accrued interest totaling $5,201,798 converted their notes and accrued interest into 1,399,008 common shares.

No beneficial conversion feature discount was applied to the convertible notes payable as the conversion features had no intrinsic value at the date of each respective issuance or amendment to terms. Each creditor can convert the entire principal balance of its convertible note to shares of the Company’s common stock at conversion prices ranging from $2.50 to $6.25 per common share. As of December 31, 2018, the conversion prices and the related note face amounts are as follows:

Conversion Price at December 31, 2018	Face Amount of Notes

2.50	$322,289
4.55	825,000
5.00	50,000
6.25	299,798

$1,497,087

See Note 20 for discussion of subsequent events. As of December 31, 2018, the maturities of long-term debt are as follows:

Year ending December 31,	Amount

2019	$6,546,154
2020	1,348,598
2021	3,253,757
2022	10,390
2023	5,920
Thereafter	1,480

$11,166,299

22

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 10– DEFERRED COMPENSATION

Through a five-year deferred compensation plan, the Company offers qualified employees and consultants the opportunity to elect to defer all or a portion of compensation earned. Each participant may elect their respective deferral amount. The deferrals earned interest at 8% compounded annually through August 2015 and ceased accruing interest subsequent to that date. No new deferrals have been made under this five-year deferred compensation plan since 2011.

In 2016, the majority of all employees and consultants took short-term salary reductions which were treated as short-term deferred compensation, accruing interest at 2.75%.

At December 31, 2018 and 2017, deferred compensation totaled $2,722,865 and $2,920,546, respectively, of which $236,980 and $288,654 was accruing interest at 2.75%, respectively. As discussed above, certain deferrals were due five years after the original deferral was made, while others were due upon the Company meeting certain financial criteria as defined in the respective deferred compensation agreements. As of December 31, 2018, all deferred compensation was past due.

During the years ended December 31, 2018 and 2017, deferred compensation of $1,187 and $39,674, respectively, was used to purchase common stock or exercise stock options for common stock.

NOTE 11 – ACCRUED INTEREST

Under the terms of the Company’s lines of credit discussed in Note 8, long-term debt arrangements discussed in Note 9, and deferred compensation arrangements discussed in Note 10, the Company has accrued interest. Accrued interest includes current and past due amounts. Therefore, total accrued interest is reflected as a current liability in the December 31, 2018 consolidated balance sheet.

At December 31, 2018, approximately $4,400,000 of accrued interest was frozen and was no longer accruing compounded interest, and approximately $2,300,000 of accrued interest was accruing compounded interest at rates ranging from 4% to 10%. The remaining accrued interest is being paid in accordance with payment terms as described in Note 9.

As of December 31, 2018 and 2017, accrued interest owed to related parties totaled approximately $4,700,000 and $5,100,000, respectively. Interest expense to related parties totaled approximately $527,000 and $745,000 for the years ended December 31, 2018 and 2017, respectively.

23

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 12 – CHINESE INVESTMENTS

Chinese Joint Venture

As of December 31, 2018 and 2017, the Company held 49% ownership in a Chinese joint venture (the “Chinese Affiliate”). The Company accounts for this investment using the cost method as the Company does not have the ability to exercise significant influence over the Chinese Affiliate. On September 27, 2017, the Company sent a notice of termination of the joint venture contract, due to certain events of default by the 51% owner, as defined in the joint venture contract. Pursuant to the joint venture contract, the notice was effective October 1, 2017. The 51% owner responded to the letter on October 10, 2017 stating objection to the termination of the joint venture contract. The carrying value of the Company's investment was $-0- at December 31, 2018 and 2017 due to an other-than-temporary impairment prior to 2016.

Advance to Establish Chinese Subsidiary

During 2017, as a result of financial difficulties of the Chinese Affiliate’s other 51% owner, the Company began negotiations to restructure the joint venture and began the process of establishing a new Chinese entity, Coherix China Inc., to increase resources focused on sales and customer support of the Company’s products in China.

At December 31, 2017, under direction of local counsel, the Company had an outstanding advance totaling $505,275 made to an agent of our local attorney with whom the Company has a long working relationship. This advance was used for the purpose of providing the paid-in capital to organize Coherix China Inc.

At December 31, 2017, Coherix China Inc. was a variable interest entity. However, it was determined that the Company was not the primary beneficiary of Coherix China Inc. as the Company could not exercise effective control over the VIE at December 31, 2017. See Note 2 for further discussion.

On March 20, 2018, ownership of Coherix China Inc. was transferred to the Company at which point the Company began consolidating Coherix China Inc. into the Company’s financial statements. This was accounted for as an acquisition of assets as Coherix China Inc. was not a business.

NOTE 13 – INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law. The principal element of the Tax Cuts and Jobs Act relevant to the Company’s consolidated financial statements is a reduction in the U.S. federal corporate tax rate from 34% to 21%, effective for the Company on January 1, 2018. Other provisions of the Tax Cuts and Jobs Act did not have a significant impact on the Company’s consolidated financial statements for the years ended December 31, 2018 and 2017.

24

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 13 – INCOME TAXES (Continued)

The provision for income taxes for the years ended December 31, 2018 and 2017 is summarized as follows:

	Years ended December 31,
	2018	2017
Current provision (benefit):
U.S. federal	$–	$–
State	–	–
Foreign	–	–

	–	–
Deferred provision (benefit):
U.S. federal	129,104	136,823
State	45,374	19,537
Foreign	(122,395)	(85,899)
Impact of change in enacted tax rates	–	5,038,727
Change in valuation allowance	(52,083)	(5,109,188)

	–	–

Total provision for income taxes	$–	$–

The effective tax rate varies from the current U.S. federal statutory income tax rate as follows:

	Years ended December 31,
	2018	2017

Statutory rate	21%	34%
State and local taxes	-7%	7%
Permanent differences	-38%	2%
Tax credits	17%	-28%
Foreign operations	-1%	9%
Change in enacted tax rates	–	1718%
Valuation allowance	8%	-1742%

	0%	0%

25

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 13 – INCOME TAXES (Continued)

The components of the Company's deferred income taxes are as follows:

	December 31,
	2018	2017
Deferred income tax assets:
Net operating loss carryforwards	$7,168,828	$7,383,229
R&D credit carryforward	2,216,808	2,075,076
Capital loss carryforward	67,030	67,030
Accounts receivable	10,685	13,970
Inventories	180,366	87,594
Investments	114,000	114,000
Accounts payable and accrued liabilities	612,496	650,170
Deferred compensation	620,813	665,884

Total deferred tax assets	10,991,026	11,056,953

Deferred income tax liabilities:
Property, equipment, and intangible assets	6,279	20,123

Net deferred tax asset	10,984,747	11,036,830
Valuation allowance	(10,984,747)	(11,036,830)

Net of valuation allowance	$–	$–

Due to historical losses and based on management’s estimates of future income, management has recorded a full reserve against the net deferred tax asset as of December 31, 2018 and 2017.

At December 31, 2018, Coherix, Inc. has approximately $30 million of unused operating loss carryforwards in the U.S. that may be applied against future taxable income of Coherix, Inc. and expire beginning in 2026. Coherix, Inc. also has approximately $2.2 million of unused R & D credits that may be applied against future income tax of Coherix, Inc. and expire beginning in 2025. Also at December 31, 2018, Coherix Asia Pte. Ltd., Coherix Europe GmbH, and Coherix China Inc., respectively, had approximately $1.7 million, $0.9 million, and $0.2 million of unused operating loss carryforwards that may be applied against future taxable income in each respective country. The operating loss carryforwards of Coherix Asia Pte. Ltd. and Coherix Europe GmbH do not expire, while the operating loss carryforward of Coherix China Inc. expires beginning in 2022.

Coherix, Inc. and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before fiscal years 2014.

26

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 14 – SHARE-BASED COMPENSATION

The Company has a stock option plan (the “Plan”) under which officers, key employees, and non-employee directors may be granted options to purchase shares of common stock. As of December 31, 2017, the Company’s Board of Directors and stockholders had approved a pool of 5,100,000 options that could be issued under the plan. Options currently expire no later than 10 years from the grant date and generally vest within 1-4 years.

Additional information with respect to the Plan’s stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years

Outstanding at January 1, 2017	1,658,676	0.25
Granted	492,000	0.25
Exercised	(633,552)	0.25
Cancelled	(161,028)	0.25

Outstanding at December 31, 2017	1,356,096	0.25
Granted	361,500	1.00
Exercised	(72,204)	0.25
Cancelled	(99,488)	0.44

Outstanding at December 31, 2018	1,545,904	0.43	7.2

Vested and expected to vest in the future at December 31, 2018	1,545,904	0.43	7.2

Options exercisable at December 31, 2018	802,781	0.25	5.5

At December 31, 2018, the intrinsic value of options vested and expected to vest totaled approximately $7,065,000, and the intrinsic value of options exercisable totaled approximately $3,813,000.

The Company recorded share-based compensation expense totaling $866,670 and $490,477 related to outstanding options for the years ended December 31, 2018 and 2017, respectively. At December 31, 2018, unrecognized compensation cost related to stock options totaled approximately $3,045,000, which is expected to be recognized over a weighted-average period of approximately 2.9 years.

During the years ended December 31, 2018 and 2017, options were exercised for $18,051 and $158,388, respectively. As of the exercise dates, there was an intrinsic value of these exercised options of approximately $343,000 and $2,217,000 for the years ended December 31, 2018 and 2017, respectively.

27

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 14 – SHARE-BASED COMPENSATION (Continued)

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2018 and 2017 was $4.20 and $3.55 per option, respectively. These amounts were determined using the Black-Scholes option pricing model, which values options based on the stock price at the grant date, expected term of the option, expected volatility of the stock, expected dividend payments, and risk-free interest rate over the expected term of the option. The Company accounts for any forfeitures of options when they occur. The assumptions used in the Black-Scholes model were as follows for the years ended December 31, 2018 and 2017:

Risk-free interest rate	2.2% - 3.2%
Expected volatility	30%
Expected dividend yield	0%
Expected term	7 - 10 years
Stock price	$3.75 - $5.00

The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. As the Company’s options do not have the characteristics of traded options, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

NOTE 15 – WARRANTS

Warrants were issued to certain board members for their services to the Company and certain investors in conjunction with the Company’s debt. Additional information regarding warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years

Outstanding at January 1, 2017	1,046,644	2.63
Granted	74,000	0.25
Exercised	–	–
Cancelled	(62,204)	2.69

Outstanding at December 31, 2017	1,058,440	2.47
Granted	675,446	3.56
Exercised	(62,800)	3.75
Cancelled	(432,588)	3.67

Outstanding at December 31, 2018	1,238,498	2.58	4.1

At December 31, 2018 and 2017, 813,498 and 693,440 of the outstanding warrants were exercisable, respectively, and the remaining warrants were restricted. As defined in the warrant agreements, these restricted warrants can only be exercised upon a change in control or liquidity event. The Company recorded no share-based compensation expense related to warrants for the years ended December 31, 2018 and 2017 as all warrants issued during 2018 and 2017 were either restricted or issued in conjunction with debt modifications. At December 31, 2018, unrecognized expense related to warrants totaled approximately $1,620,000, which all related to the restricted warrants and is expected to be recognized upon a change in control or liquidity event, as defined in the warrant agreements.

28

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 15 – WARRANTS (Continued)

The weighted-average grant-date fair value of warrants granted during the years ended December 31, 2018 and 2017 was $2.01 and $3.55 per warrant, respectively. The assumptions used in the Black-Scholes model were as follows for the years ended December 31, 2018 and 2017:

Risk-free interest rate	2.2% - 2.9%
Expected volatility	30%
Expected dividend yield	0%
Expected term	2 – 10 years
Stock price	$3.75 - $5.00

The warrant valuation models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

NOTE 16 – CONVERTIBLE PREFERRED STOCK

The Company previously had issued and outstanding shares of preferred stock which had liquidation preference over the common stock. Each share of preferred stock could be converted into one share of common stock. The shares had a $10 per share liquidation value and accrued cumulative, non-compounding dividends at an annual rate of 8%.

On November 30, 2017, the Board of Directors declared preferred dividends totaling $1,205,248 which represented the total accrued cumulative dividends on all preferred stock through that date. All preferred stockholders concurrently converted 370,988 preferred shares into 1,483,952 common shares. In conjunction with these transactions, certain preferred stockholders used preferred dividends payable totaling $340,600 to purchase 68,120 common shares.

At December 31, 2018 and 2017, the Company had a balance of preferred dividends payable totaling $849,963 and $864,648, respectively, that is included in the consolidated balance sheet, and there were no preferred stock dividends in arrears that were not declared by the Board of Directors.

NOTE 17 – EMPLOYEE RETIREMENT PLAN

The Company provides an employee 401(k) savings and retirement plan in which qualified employees may elect to defer a portion of their gross pay and contribute to the plan. Employer contributions are discretionary. There were no employer contributions made during the years ended December 31, 2018 and 2017.

29

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 18 – COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases certain office and warehouse space under non-cancelable operating leases. Total rent expense for years ended December 31, 2018 and 2017 was $429,253 and $336,016, respectively. Future minimum payments required under the aforementioned non-cancelable operating leases as of December 31, 2018 are as follows:

Year ending December 31,	Amount

2019	$255,452
2020	115,368
2021	36,755
2022	1,493

$409,068

Sale-Leaseback Transactions

At December 31, 2018 and 2017, the Company was party to various sale-leaseback arrangements. The leases were determined to be capital leases. These transactions were treated as financing transactions, with the related machines retained at their historical cost basis.

The following is a schedule of future lease payments required under the capital leases as of December 31, 2018:

Year ending December 31,	Amount

2019	$268,790
2020	284,238
2021	180,470
2022	57,078

Total minimum lease payments	790,576

Less – amount representing interest	63,168

Present value of minimum capital lease payments	727,408
Less – current portion	254,873

Long-term obligation under capital leases	$472,535

At December 31, 2018 and 2017, the cost of equipment held under capital leases totaled $412,089 and $257,311, respectively, and accumulated depreciation totaled $275,968 and $172,913, respectively.

30

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 18 – COMMITMENTS AND CONTINGENCIES (Continued)

Concentration, Credit, and Market Risks

Revenue from the Company’s largest customer accounted for approximately 36% and 38% of net revenue for the years ended December 31, 2018 and 2017, respectively. Approximately 14% and 23% of accounts receivable is related to this customer at December 31, 2018 and 2017, respectively. This revenue consists of royalties from a licensing agreement for usage of certain intellectual property. The rest of the Company’s revenue relates to sales of machines, parts, or related services.

The Company sells its products and services in domestic and international markets. Ongoing credit evaluations of its customers are performed and, generally, the Company does not require collateral. Losses have historically been insignificant.

For the years ended December 31, 2018 and 2017, approximately 61% and 65% of net revenue are from customers located in foreign countries in North America, Europe, and Asia.

The Company from time to time may maintain cash balances with financial institutions in excess of insured limits. Management has deemed this as a normal business risk. Depository institutions are selected by management based on their review of the financial stability of the institutions.

Contingencies

From time to time, the Company could be involved in various litigation matters arising in the ordinary course of business. There are no matters, individually or in aggregate, that are currently material to the Company.

Predator Programs

Under the Predator Programs (the “Program”) discussed below, during the years ended December 31, 2018 and 2017, the Company incurred expense of $764,080 and $425,906 on Predator product sales of $5,660,000 and $3,150,000, respectively. As further described below, the Company will be required to pay royalties under the Program through 2026. The Program has been closed to new participants.

Predator Royalty With Stock Investment Program

Under the Program, investors agreed to pay cash to purchase common stock with a right to receive royalties under the Program. Under the Program, two $2,000,000 pools were established for certain investors who acquire common stock for cash or through conversion of debt. For 10 years, commencing on the date of the first shipment for the sale of a Predator unit, each $2,000,000 pool is entitled to receive 5% of the revenue from Predator product sales. The royalties are deposited into the royalty pool and are paid quarterly to investors based on each investor’s respective interest in each respective pool.

As of both December 31, 2018 and 2017, pool 1 was filled with $2,000,000 of common stock purchases, and pool 2 was filled with $332,871 of common stock purchases.

31

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 18 – COMMITMENTS AND CONTINGENCIES (Continued)

Predator Programs (Continued)

Predator Royalty Opportunity Pools

Also under the Program, certain investors with accrued interest balances agreed to forfeit their right to payment for the opportunity to enter the Program. Under the Program, three pools of participating interests were created. Two $2,000,000 pools were established for investors and employees that agreed to forgive the accrued interest owed to them by the Company or forfeit a portion of salaries or consulting fees. Another $200,000 pool was established for employees that agreed to forfeit a portion of their salary. For 10 years, commencing on the date of the first shipment for the sale of a Predator unit, each $2,000,000 pool is entitled to receive 5% of the revenue from Predator product sales and the $200,000 pool is entitled to receive 0.5% of the revenue from Predator product sales. The royalties are deposited into the royalty pool and are paid quarterly to participants based on each participant’s respective interest in the respective pool.

As of both December 31, 2018 and 2017, pool 1 was filled with $2,000,000 of forgiven accrued interest, pool 2 was filled with $856,713 of forgiven accrued interest, forfeited salaries, and consulting fees, and pool 3 was filled with $199,517 of forfeited salaries.

Predator Team Member Pool

Also under the Program, one pool was established for employees as a bonus. Under this pool, each employee is entitled to 2% of the pool royalties. For 10 years, commencing on the date of the first shipment for the sale of a Predator unit, the pool is entitled to receive 0.125% of the revenue from Predator product sales. The royalties are deposited into the royalty pool and are paid quarterly to employees at a rate of 2% per employee.

As of both December 31, 2018 and 2017, this pool was filled with 29 employees.

NOTE 19 – RELATED PARTY TRANSACTIONS

During the years ended December 31, 2018 and 2017, the Company had product revenue from a related party through common ownership of approximately $171,500 and $253,000, respectively. The Company also had product revenue from its Chinese Affiliate of approximately $600,400 and $486,000 and support fee revenue of approximately $-0- and $56,000, respectively. Related to these transactions, the Company had net accounts receivable due from related parties totaling $247,480 and $362,450 at December 31, 2018 and 2017, respectively.

The Company had accounts payable due to employees and related parties through common ownership totaling $165,412 and $185,076 at December 31, 2018 and 2017, respectively.

In addition, as discussed in Note 5, at December 31, 2018 and 2017, the Company had notes receivable and accrued interest due from stockholders. As discussed in Note 8, the Company had a line of credit with certain stockholders. As discussed in Note 9, the Company had various note payables and accrued interest due from stockholders.

32

COHERIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 20 – SUBSEQUENT EVENTS

The Company has performed a review of events subsequent to December 31, 2018 through June 10, 2019, the date the consolidated financial statements were available to be issued. Any effect of subsequent events on these consolidated financial statements has been included as appropriate.

Subsequent to December 31, 2018, the Company amended its line of credit to increase the amount available for borrowing from $4,000,000 to $5,000,000.

The Company is in the process of raising $15 million in capital through the Offering as discussed in Note 1.

33

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation, as amended (1)
2.2	Bylaws (2)
3.1	Amended and Restated Investors’ Rights Agreement, dated July 23, 2018, by and among Coherix, Inc., Xintai US Investment LLC and Dwight D. Carlson (3)
4	Form of Subscription Agreement (4)
6.1	Technical Collaboration and License Agreement, dated March 28, 2012, by and between Coherix, Inc. and Panasonic Factory Solutions Co., Ltd., as amended (5)
6.2	Loan and Security Agreement dated August 19, 2016, between Crestmark Bank, Coherix, Inc. and Dwight D. Carlson, as amended (6)
6.3	Amendment No. 7 to Loan and Security Agreement dated August 19, 2016 between Crestmark Bank, Coherix, Inc. and Dwight D. Carlson, as amended (7)

(1) Filed as an exhibit to the Coherix, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10918) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1311874/000168316818003223/coherix_1a-ex0201.htm

(2) Filed as an exhibit to the Coherix, Inc. Current Report on Form 1-U (Commission File No. 024-10918) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1311874/000168316819000456/coherix_ex0202.htm

(3) Filed as an exhibit to the Coherix, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10918) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1311874/000168316818003223/coherix_1a-ex0301.htm

(4) Filed as an exhibit to the Coherix, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10918) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1311874/000168316818003756/coherix_1aa1-ex0401.htm

(5) Filed as an exhibit to the Coherix, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10918) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1311874/000168316818003756/coherix_1aa1-ex0601.htm

(6) Filed as an exhibit to the Coherix, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10918) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1311874/000168316818003223/coherix_1a-ex0602.htm

(7) Filed as an exhibit to the Coherix, Inc. Current Report on Form 1-U (Commission File No. 024-10918) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1311874/000168316819000677/coherix_1u-ex0603.htm

34

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, Michigan, on June 10, 2019.

Coherix, Inc. By /s/ Dwight D. Carlson Dwight D. Carlson, Chief Executive Coherix, Inc.

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Dwight D. Carlson

Dwight D. Carlson, Chief Executive Officer,

Chairman of the Board of Directors, Acting CFO

Date: June 10, 2019

/s/ Michael Schneider

Michael Schneider, Principal Accountant

Date: June 10, 2019

/s/ Jun Ni

Jun Ni, Director

Date: June 10, 2019

/s/ Philip Rice II

Philip Rice II, Director

Date: June 10, 2019

/s/ Robert A. Smith

Robert A. Smith, Director

Date: June 10, 2019

/s/ Jinyang Wen

Jinyang Wen, Director

Date: June 10, 2019

35